Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140240

February 2008 Performance Update

The Frontier Fund Supplement Dated March 11, 2008 to Prospectus Dated November 9, 2007.

THE FRONTIER FUND’S GOAL: To provide you—the investor—with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

February performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1	February 29, 2008 MTD	February 29, 2008 YTD	NAV / Unit
Balanced Series-1	7.52%	6.93%	$108.49
Balanced Series-1a	7.50%	6.89%	$97.16
Campbell/Graham Series-1	4.10%	4.44%	$95.98
Currency Series-1	3.10%	2.61%	$103.29
Long/Short Commodity Series-1	4.87%	9.67%	$111.28
Graham Series-1	7.20%	8.72%	$103.33
Winton Series-1	7.22%	10.40%	$125.67
Long Only Commodity Series-1	12.31%	15.89%	$128.39
Managed Futures Index Series-1	8.71%	14.81%	$115.49

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*The above table sets forth the actual performance for the Class and Series as of February 29, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(2,865,923.90)
Unrealized trading gain/(loss)	20,593,644.36
Less: commissions	(151,632.57)
Less: FCM fees	(124,996.54)
Foreign currency gain/(loss)	59,839.21
Interest income	103,358.47

Total Income	17,614,289.03
EXPENSES
Management fees	659,760.80
Incentive fees	1,899,073.77
Broker service fees	477,160.37

Total Expenses	3,035,994.94
Net Income (Loss)	$14,578,294.09

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	1,963,474.61623	$198,119,118.36	100.90
Current month additions	15,523.94951	1,610,352.68
Current month redemptions	(79,018.13020)	(8,184,119.72)
Net Income (loss) for current month		14,578,294.09

Net Asset Value, end of current month	1,899,980.43554	$206,123,645.41	108.49

Monthly rate of return			7.52%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund—Balanced Series 1

THE FRONTIER FUND BALANCED SERIES—1A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(81,905.46)
Unrealized trading gain/(loss)	586,904.52
Less: commissions	(4,313.79)
Less: FCM fees	(3,555.34)
Foreign currency gain/(loss)	1,708.55
Interest income	8,103.10

Total Income	506,941.58
EXPENSES
Trading Fee	5,358.36
Management fees	19,556.78
Incentive fees	54,185.85
Broker service fees	13,565.55

Total Expenses	92,666.54
Net Income (Loss)	$414,275.04

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	61,689.73237	$5,575,400.39	90.38
Current month additions	262.18694	24,459.31
Current month redemptions	(2,161.79078)	(205,042.28)
Net Income (loss) for current month		414,275.04

Net Asset Value, end of current month	59,790.12853	$5,809,092.46	97.16

Monthly rate of return			7.50%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund—Balanced Series 1A

THE FRONTIER FUND CAMPBELL GRAHAM SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$772,831.73
Unrealized trading gain/(loss)	2,090,605.86
Less: commissions	(10,356.28)
Less: FCM fees	(27,657.90)
Foreign currency gain/(loss)	(3,176.16)
Interest income	25,179.90

Total Income	2,847,427.15
EXPENSES
Management fees	99,585.58
Incentive fees	344,304.57
Broker service fees	132,680.84

Total Expenses	576,570.99
Net Income (Loss)	$2,270,856.16

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	598,463.57928	$55,176,157.56	92.20
Current month additions	15,653.76287	1,451,698.76
Current month redemptions	(15,017.01290)	(1,398,117.03)
Net Income (loss) for current month		2,270,856.16

Net Asset Value, end of current month	599,100.32925	$57,500,595.45	95.98

Monthly rate of return			4.10%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund—Campbell Graham Series 1

THE FRONTIER FUND CURRENCY SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$281,671.95
Unrealized trading gain/(loss)	73,551.44
Less: FCM fees	(5,076.25)
Interest income	6,613.93

Total Income	356,761.07
EXPENSES
Management fees	9,094.25
Incentive fees	24,625.40
Broker service fees

Total Expenses	33,719.65
Net Income (Loss)	$323,041.42

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	99,996.18534	$10,018,306.92	100.19
Current month additions	5,490.57643	551,404.84
Current month redemptions	(1,201.65404)	(121,046.10)
Net Income (loss) for current month		323,041.42

Net Asset Value, end of current month	104,285.10773	$10,771,707.08	103.29

Monthly rate of return			3.10%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund—Currency Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(4,529,079.56)
Unrealized trading gain/(loss)	6,637,417.42
Less: commissions	(27,847.50)
Less: FCM fees	(10,023.47)
Foreign currency gain/(loss)	—
Interest income	54,597.51

Total Income	2,125,064.40
EXPENSES
Management fees	72,800.70
Incentive fees	305,678.13
Broker service fees	81,448.42

Total Expenses	459,927.25
Net Income (Loss)	$1,665,137.15

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	313,322.14513	$33,246,336.20	106.11
Current month additions	21,440.29918	2,315,840.76
Current month redemptions	(5,898.36359)	(631,167.51)
Net Income (loss) for current month		1,665,137.15

Net Asset Value, end of current month	328,864.08072	$36,596,146.60	111.28

Monthly rate of return			4.87%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund—Long/Short Commodity Series 1

THE FRONTIER FUND GRAHAM SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$140,070.78
Unrealized trading gain/(loss)	539,502.42
Less: commissions	(2,390.67)
Less: FCM fees	(2,543.09)
Foreign currency gain/(loss)	(711.49)
Interest income	2,244.12

Total Income	676,172.07
EXPENSES
Management fees	12,794.83
Incentive fees	155,909.43
Broker service fees	15,899.15

Total Expenses	184,603.41
Net Income (Loss)	$491,568.66

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	66,107.08102	$6,371,687.88	96.38
Current month additions	6,694.84905	656,730.69
Current month redemptions	(590.41843)	(58,656.09)
Net Income (loss) for current month		491,568.66

Net Asset Value, end of current month	72,211.51164	$7,461,331.14	103.33

Monthly rate of return			7.20%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund—Graham Series 1

THE FRONTIER FUND WINTON SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$2,410,789.92
Unrealized trading gain/(loss)	1,466,981.38
Less: commissions	(9,343.43)
Less: FCM fees	(13,687.69)
Foreign currency gain/(loss)	(4,355.66)
Interest income	26,892.61

Total Income	3,877,277.13
EXPENSES
Management fees	54,763.72
Incentive fees	677,063.68
Broker service fees	99,939.27

Total Expenses	831,766.67
Net Income (Loss)	$3,045,510.46

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	334,339.34825	$39,186,352.25	117.21
Current month additions	41,423.34846	4,966,908.19
Current month redemptions	(3,508.93020)	(416,449.42)
Net Income (loss) for current month		3,045,510.46

Net Asset Value, end of current month	372,253.76651	$46,782,321.48	125.67

Monthly rate of return			7.22%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund—Winton Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$589,828.66
Unrealized trading gain/(loss)	38,290.42
Less: commissions	—
Less: FCM fees	(2,139.38)
Foreign currency gain/(loss)	—
Interest income	8,379.80

Total Income	634,359.50
EXPENSES
Management fees	5,495.17
Incentive fees	—
Broker service fees	8,337.34

Total Expenses	13,832.51
Net Income (Loss)	$620,526.99

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	43,296.31151	$4,949,778.61	114.32
Current month additions	1,441.89834	173,175.36
Current month redemptions	(35.70732)	(4,050.34)
Net Income (loss) for current month		620,526.99

Net Asset Value, end of current month	44,702.50253	$5,739,430.62	128.39

Monthly rate of return			12.31%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund—Long Only Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$33,652.34
Unrealized trading gain/(loss)	35,780.58
Less: commissions	(188.47)
Less: FCM fees	(274.81)
Foreign currency gain/(loss)	(76.58)
Interest income	1,041.05

Total Income	69,934.11
EXPENSES
Management fees	1,100.01
Incentive fees	—
Broker service fees	1,220.00

Total Expenses	2,320.01
Net Income (Loss)	$67,614.10

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	6,547.91104	$695,594.34	106.23
Current month additions	910.19633	98,039.79
Current month redemptions	(13.35520)	(1,464.81)
Net Income (loss) for current month		67,614.10

Net Asset Value, end of current month	7,444.75217	$859,783.42	115.49

Monthly rate of return			8.71%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund—Managed Futures Index Series 1